SERVICES AGREEMENT

Nutra-Pharma Manufacturing Corp. of N.C. (“Nutra-Pharma”) desires to engage Vitacost.com, Inc. (“Vitacost”) to provide labor and Vitacost desires to be engaged by Nutra-Pharma, all on the terms and conditions of this Agreement. As used herein, the term “Employee” means a Vitacost employee working on behalf of Nutra-Pharma pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties agree as follows:

1. TERM: This Agreement shall commence on September 1, 2012, and continue for an initial term of one (1) year, and shall continue thereafter on a month-to-month basis unless earlier terminated as provided herein. This Agreement may be terminated (i) at any time during the initial term by Nutra-Pharma upon thirty (30) days prior written notice but only in connection with Nutra-Pharma’s decision to hire Employees directly to perform the services contemplated by this Agreement; or (ii) after the initial term by either party upon thirty (30) days prior written notice. This Agreement shall terminate automatically, and without notice from either party upon the termination of that certain Lease Agreement between Vitacost and Nutra-Pharma dated of even date herewith.

2. EMPLOYEES:

2.1. SERVICES: Vitacost shall provide to Nutra-Pharma Employees as reasonably required by Nutra-Pharma from time to time. Such Employees shall provide services under Nutra-Pharma's management and supervision.

2.2. DUTIES: It shall be the Nutra-Pharma's responsibility to control, manage and supervise the work of the Employees assigned to Nutra-Pharma pursuant to this Agreement

3. INDEPENDENT CONTRACTOR STATUS: With respect to the services provided by Vitacost, Vitacost shall be an independent contractor. Vitacost shall provide any salary or other benefits to such Employees, including reimbursement of appropriate business expenses; will make all appropriate tax, social security, Medicare and other withholding deductions and payments; will provide worker's compensation insurance coverage for all Employees; and will make all appropriate unemployment tax payments. Provided that Nutra-Pharma shall have paid all applicable invoices submitted by Vitacost pursuant to Section 4 hereof, Vitacost will indemnify and defend Nutra-Pharma against any costs, claims, expenses and liabilities of any kind or nature, including without limitation, reasonable attorney’s fees arising from or related to any breach or alleged breach by Vitacost of its obligations under this Section 3.

4. INVOICES: Vitacost shall submit bi-weekly invoices to Nutra-Pharma for services rendered by Employee(s) for the number of hours worked by Employee(s) the previous week. Such invoices shall be for all actual costs associated with each employee which shall include, but not be limited to, gross salary, applicable taxes, 401(k) match, health insurance premiums, workers compensation premiums, and direct costs associated with payroll. Invoices submitted by Vitacost to Nutra-Pharma are presumed to be accurate and fully payable on the terms contained therein unless disputed by Nutra-Pharma within five (5) business days of receipt of the invoice.

5. PAYMENT DEFAULT: Payment in full for invoices shall be due within ten (10) days from invoice date, at Vitacost, Inc. 5400 Broken Sound Blvd. NW, Suite 500, Boca Raton, FL 33487. Invoices that are more than seven (7) days past due are subject to a late charge of one and a half percent (1.5%) per month on the amount of the past due balance. lf the Nutra-Pharma's account is past due, Vitacost shall notify Nutra-Pharma verbally or in writing of such occurrence. Upon such notice, Vitacost may, without additional notice, immediately cease providing any and all further Employees without any liability to Nutra-Pharma for interruption or stoppage of pending work. In the alternative, at Vitacost’s sole discretion, Vitacost may offset any rents due against any monies currently owed to either Nutra-Pharma Manufacturing Corp. of N.C. or Nature’s Value, Inc.

6. EXPENSES: Nutra-Pharma shall reimburse Vitacost for all ordinary, necessary, and reasonable travel expenses incurred by Employee(s) while performing services on behalf of Nutra-Pharma that require Employee to travel away from Nutra-Pharma's primary job site. Nutra-Pharma agrees to accept legible copies of receipts (or electronic copies, if billed electronically) as the supporting documentation needed to pay the expense amount on the invoice.

7. COLLECTION: Nutra-Pharma shall pay all of Vitacost's expenses incurred in such collection efforts including, but not limited to, collection agency fees, court costs and reasonable attorneys' fees.

8. TIME RECORDS: Vitacost Time and Expense shall be the official time record for purposes of payment under Sections 4 and 5 herein.

9. CONFIDENTIALITY OF EMPLOYEE RECORDS: All records of and related to Employees, including resumes, performance reviews, and demographic data submitted by Vitacost to Nutra-Pharma, are confidential and for Nutra-Pharma internal use only.

10. EMPLOYEE PERFORMANCE: Nutra-Pharma shall review the Employee's performance and decide whether to continue the engagement of such Employee. If Nutra-Pharma becomes dissatisfied with the performance of an Employee, Nutra-Pharma may request that Vitacost terminate the engagement of that Employee upon written notice to Vitacost but Nutra-Pharma shall pay for all hours worked by the terminated Employee from the first hour of work up to and including the date of termination.

11. LIMITATION OF LIABILITY: Vitacost does not warrant or guarantee that the Employee(s) placed pursuant to this Agreement will produce any particular result or any solution to Nutra-Pharma's particular needs, or perform services in any particular manner. Accordingly, Nutra-Pharma acknowledges and agrees that Vitacost is not responsible for any aspects of the Employees work or the Nutra-Pharma's project, including, without limitation, any deadlines or work product. Because Nutra-Pharma is directing and supervising the Employee, Vitacost shall not be liable (i) for any claims, costs, expenses, damages, obligations or losses arising from or in connection with the acts or omission of any Employee, including, but not limited to, work on engineering or design concepts or calculations or related drawings, software programs, designs or documentation, or (ii) for any indirect, special or consequential damages including, but not limited to, loss of profits, interest, earnings or use) whether arising in contract, tort or otherwise. Nutra-Pharma shall indemnify Vitacost and hold it harmless against and from any such claims made or brought by third parties arising from or related to services provided by Employees hereunder, including any and all costs incurred in connection with such claims.

12.. WORK PRODUCT: All work product of every kind performed by any Employees on behalf of Nutra-Pharma shall be the sole and exclusive property of Nutra-Pharma.

13. DAMAGES: Nutra-Pharma agrees that in the event it supplies, provides or otherwise allows Employees to use or have access to any property of Nutra-Pharma, (including but not limited to cell phones, laptop computers, tools, etc.), Nutra-Pharma shall be solely responsible for any damage, theft, repair or loss associated with this property, and Nutra-Pharma shall indemnify, hold harmless and defend Vitacost against and from such claims made or brought for any property damaged, stolen, or lost by any Employee.

14. CONFIDENTIALITY: Vitacost recognizes that while performing its duties under this Agreement, Vitacost and Employees may be granted access to certain proprietary and confidential information regarding Nutra-Pharma's business, customers, processes, know-how, formulas and employees. Vitacost agrees to keep such information confidential, to use such confidential information only in furtherance of performing its obligations under this Agreement, and not to use such Confidential Information to compete with Nutra-Pharma. The obligations of this paragraph will survive the termination of this Agreement. This paragraph does not apply to information that was previously known or information is available in the public domain.

15. NOTICES: Any notice or other communication ("Notice") required or permitted under this Agreement shall be in writing and either delivered personally or sent by e-mail, overnight delivery, express mail, or certified or registered mail, postage prepaid, return receipt requested. A Notice shall be addressed, in the case of Vitacost, to General Counsel at 5400 Broken Sound Blvd. NW, Suite 500, Boca Raton, FL 33487 or, in the case of Nutra-Pharma, to Joe Kramer at Nature’s Value, 468 Mill Road, Coram NY 11727. If sent by e-mail, a Notice shall be sent to Vitacost at mary.marbach@vitacost.com or to Nutra-Pharma at jkramer@naturesvalue.com. A Notice delivered personally shall be deemed given only if acknowledged in writing by the person to whom it is given. A Notice sent by e-mail shall be deemed given when transmitted; provided that the sender obtains written confirmation that the transmission was sent. A Notice sent by overnight delivery or express mail shall be deemed given twenty-four (24) hours after having been sent. A Notice that is sent by certified mail or registered mall shall be deemed given forty-eight (48) hours after it is mailed. If any time period in this Agreement commences upon the delivery of Notice to any one or more parties, the time period shall commence only when all of the required Notices have been deemed given. Either party may designate, by Notice to the other, substitute addressees for Notices, and thereafter Notices are to be directed to those substitute addresses.

16. GOVERNING LAW: The Laws of the State of Florida shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to the principles of conflict of laws.

17. SEVERABILITY: A ruling by any court that one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect shall not affect any other provision of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Thereafter, this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had been amended as originally contemplated by this Agreement to the greatest extent possible.

18. COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. In that event, in providing this Agreement it shall not be necessary to produce or account for the counterpart signed by the party against whom the proof is being presented.

19. HEADINGS: The section and subsection headings have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

20. BINDING EFFECT: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, personal representatives and other legal representatives, successors and permitted assigns. Except as otherwise specifically provided, this Agreement is not intended and shall not be construed to confer upon or to give any person other than the parties any rights or remedies.

21. AMENDMENTS AND MODIFICATIONS: This Agreement may be amended, waived, changed, modified or discharged only by an agreement in writing signed by all of the parties.

22. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties, and there are no representations, warranties, covenants or obligations except as set forth in this Agreement. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties, relating to any transaction contemplated by this Agreement.

23. WAIVER: Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition or of any other term, covenant or condition of this Agreement. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of that right or power at any other time.

24. REMEDIES CUMULATIVE: The remedies set forth in this Agreement are cumulative and are in addition to any other remedies allowed at law or in equity. Resort to one form of remedy shall not constitute a waiver of alternate remedies.

25. ARBITRATION: All disputes, controversies or differences arising in connection with the validity, execution, performance, breach, non-renewal or termination of this Agreement shall be finally settled in an arbitration proceeding under the Rules of the American Arbitration Association by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Judgment on any award rendered pursuant to such arbitration may be entered in any court of competent jurisdiction.

26. ASSIGNMENT: No party shall transfer or assign any or all of its rights or interests under this Agreement or delegate any of its obligations without the prior written consent of the other party; provided, however, that Vitacost may transfer or assign its rights or interests, or delegate its obligations, under this Agreement to any parent, subsidiary or affiliate without the prior written consent of Nutra-Pharma.

27. COMPLIANCE: Subject to the provisions of paragraph 3 hereof, and except to the extent that any of the following relate to labeling or trade dress, Nutra-Pharma agrees that it bears sole responsibility for compliance with applicable federal, state, and local laws in connection with the services provided by Vitacost hereunder, including but not limited to the following: 21 U.S.C. §§ 301 et seq.; 7 C.F.R. §§ 205 et seq.; 40 C.F.R. §§ 150 et seq.; 7 U.S.C. §§ 136 et seq.;. in connection with the services provided by Vitacost hereunder,

28. EQUAL OPPORTUNITY: Vitacost is an equal opportunity employer and refers Employees regardless of race, sex, color, religion, creed, ancestry, national origin, disability, age, marital status or other protected class status pursuant to applicable law. Nutra-Pharma agrees and warrants that it will not reject Employees, or otherwise deem Employees unacceptable, or take any other action for any reason prohibited by federal, state or local laws including, but not limited to, laws pertaining to employment discrimination or employee safety. Nutra-Pharma will indemnify and defend Vitacost with respect to any and all claims that Nutra-Pharma took action in violation of federal, state, and/or local laws, including costs of suit, settlement and attorneys' fees.

29. PREVAILING WAGE GOVERNMENT REQUIREMENTS: Nutra-Pharma represents and warrants that the services to be provided by Employees are not subject to any federal, state, or local prevailing wages and that Nutra-Pharma has not provided to Vitacost any applicable prevailing wage determinations and flow down provisions. Nutra-Pharma agrees that Nutra-Pharma is responsible for the accuracy of any such wage determinations and agrees to indemnify Vitacost for any claims or costs which result from the inaccuracy of the Nutra-Pharma provided wage determination including the failure to notify Vitacost that the services provided by Employees are or were required to be paid at a prevailing wage. In addition, Nutra-Pharma represents and warrants that the services to be provided by Employees are not supporting a contract for the United States, local or state government. Nutra-Pharma agrees that Nutra-Pharma is responsible for prior notification to Vitacost of any and all projects that support a contract with the United States, local or state government.

30. OTHER REQUIREMENTS: Nutra-Pharma acknowledges and agrees that it shall be responsible for notifying Vitacost of any other industry-specific law or regulation applicable to the services provided by Vitacost prior to any Vitacost employee providing any services.

WE, the undersigned have executed this Agreement the day and year first above written.

VITACOST.COM, INC.

By:	/s/ Jeffrey J. Horowitz

Name:	Jeffrey J. Horowitz

Title:	Chief Executive Officer

Date:	August 28, 2012

Nutra-Pharma Manufacturing Corp. of N.C.

By:	/s/ Oscar Ramjeet

Name:	Oscar Ramjeet

Title:	President

Date:	August 28, 2012